Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

          Stanley Furniture Company, Inc.

January 7, 2016

                      Investor Contact: Anita W. Wimmer

                (336) 884-7698

STANLEY FURNITURE APPOINTS JUSTYN R. PUTNAM

TO BOARD OF DIRECTORS

High Point, North Carolina, January 7, 2016/Businesswire/  – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) (the “company”) announced today that  it has reached an agreement with Hale Partnership Fund, LP and Talanta Fund, L.P. (collectively and with their affiliates, the “Hale-Talanta Group”) a shareholder group that collectively owns approximately 8.9% of the company’s outstanding common stock and who had nominated two candidates for election to the company’s Board of Directors at the 2016 Annual Stockholders meeting.  Under the agreement, the company appointed Justyn R. Putnam to the Board effective immediately and the Hale-Talanta Group withdrew its nominations.  Mr. Putnam, as well as Glenn Prillaman, the company’s President and Chief Executive Officer, have been nominated by the Board for election by the shareholders at the 2016 Annual Meeting for a term that will expire at the 2019 Annual Meeting of Stockholders.

“We are pleased to have reached an agreement with the Hale-Talanta Group and believe this is in the best interests of the company and its shareholders,” said Glenn Prillaman, President and Chief Executive Officer. “We welcome Mr. Putnam to the Board and expect to benefit from his financial expertise and knowledge of the company as we work together to continue the company’s progress,” concluded Prillaman.

Mr. Putnam is the Managing Member of the Talanta Investment Group, LLC, an asset management firm focusing investment on smaller publicly traded companies and utilizing intense fundamental research and a long-term investment horizon, a position he has held since 2009.

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model.  The Company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.